U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
             [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                    For Period  Ended:  DECEMBER 31, 1999

                    [ ]  Transition Report on Form 10-K
                    [ ]  Transition Report on Form 20-F
                    [ ]  Transition  Report on Form 11-K
                    [ ]  Transition Report on Form  10-Q
                    [ ]  Transition  Report on Form N-SAR

                    For the Transition Period Ended:
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     NOTHING IN THIS FORM SHALL BE  CONSTRUED TO IMPLY THAT THE  COMMISSION  HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
================================================================================

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

                      ATLANTIC GULF COMMUNITIES CORPORATION
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Full Name of Registrant
                                       N/A
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Former Name if Applicable

                      4800 N. FEDERAL HIGHWAY - SUITE 105E
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Address of Principal Executive
 Office (Street and Number)

                              BOCA RATON, FL 33433
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City, State and Zip Code

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PART II - RULES 12b-25(b) AND (c)
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     If the subject  report could not be filed  without  unreasonable  effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ]  |  (a) The reasons described in reasonable detail in Part III of this form
     |      could not be eliminated without unreasonable effort or expense;
     |
[X] | (b) The subject annual report, semi-annual report, transition report on | Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be | filed on or before the fifteenth calendar day following the | prescribed due date; or the subject quarterly report or transition | report on Form 10-Q, or portion thereof will be filed on or before
     |      the fifteenth calendar day following the prescribed due date; and
     |
[ ]  |  (c) The  accountant's  statement  or  other  exhibit  required  by  Rule
     |      12b-25(c) has been attached if applicable. N/A
     |
     |

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PART III - NARRATIVE
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State below in reasonable  detail the reasons why Form 10-K,  11-K,  20-F, 10-Q,
N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

IN LATE 1999 AND EARLY 2000, THE COMPANY SUBSTANTIALLY DOWNSIZED ITS WORKFORCE, OUTSOURCED SUBSTANTIALLY ALL OF ITS ADMINISTRATIVE AND MANAGEMENT FUNCTIONS, MOVED ITS HEADQUARTERS AND ALL OF ITS CORPORATE RECORDS FROM MIAMI, FLORIDA, TO BOCA RATON, FLORIDA, AND BEGAN SELLING ASSETS TO PAYDOWN ITS OUTSTANDING INDEBTEDNESS. DUE TO THESE CHANGES, THE COMPANY HAS NOT HAD THE PERSONNEL AND OTHER RESOURCES NECESSARY TO COMPLETE AND FILE ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, BY THE MARCH 30, 2000 DEADLINE.


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

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PART IV - OTHER INFORMATION
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     (1) Name and telephone number of person to contact to this notification:

        EUGENE M. GIBLIN                      (561)            620-0029
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(Name)                                      (Area Code)   (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify reports.

                                                                 [X] Yes [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                      ATLANTIC GULF COMMUNITIES CORPORATION
================================================================================
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 27, 2000             By: /s/  EUGENE M. GIBLIN
      --------------               -------------------------------
                                 Name:    Eugene M. Giblin
                                 Title:   CHIEF ACCOUNTING OFFICER

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